As filed with the Securities and Exchange Commission on August 9, 2024.

Registration No. 333-116701	Registration No. 33-62005
Registration No. 333-88924	Registration No. 33-58103
Registration No. 333-69483	Registration No. 33-52201
Registration No. 333-31715	Registration No. 33-48358
Registration No. 333-20841

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:

FORM S-8 REGISTRATION STATEMENT NO. 333-116701	FORM S-8 REGISTRATION STATEMENT NO. 33-62005
FORM S-8 REGISTRATION STATEMENT NO. 333-88924	FORM S-8 REGISTRATION STATEMENT NO. 33-58103
FORM S-8 REGISTRATION STATEMENT NO. 333-69483	FORM S-8 REGISTRATION STATEMENT NO. 33-52201
FORM S-8 REGISTRATION STATEMENT NO. 333-31715	FORM S-8 REGISTRATION STATEMENT NO. 33-48358
FORM S-8 REGISTRATION STATEMENT NO. 333-20841

UNDER

THE SECURITIES ACT OF 1933

EOG RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-0684736
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1111 Bagby, Sky Lobby 2 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated Enron Oil & Gas Company 1994 Stock Plan

EOG Resources, Inc. 1993 Nonemployee Directors Stock Option Plan

(As Amended and Restated Effective May 7, 2002)

EOG Resources, Inc. 1992 Stock Plan

(As Amended and Restated Effective May 4, 2004)

(Full title of the plans)

Michael P. Donaldson

Executive Vice President, General Counsel and Corporate Secretary

EOG Resources, Inc.

1111 Bagby, Sky Lobby 2

Houston, Texas 77002

(Name and address of agent for service)

(713) 651-7000

(Telephone number, including area code, of agent for service)

Copy to:

Kelly C. Simoneaux

Jones Walker LLP

201 St. Charles Avenue, Suite 5100

New Orleans, Louisiana 70170-5100

(504) 582-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to each of the below-listed Registration Statements on Form S-8 (collectively, the “Prior Registration Statements”) of EOG Resources, Inc. (formerly, Enron Oil & Gas Company) (the “Registrant”) is being filed to terminate all offerings under the Prior Registration Statements and deregister any and all securities that remain unsold pursuant to the Prior Registration Statements.

1.

Registration Statement on Form S-8, File No. 333-116701, filed with the United States Securities and Exchange Commission (the “Commission”) on June 21, 2004, registering the offer and sale of 4,000,000 shares of Common Stock, par value $0.01 per share, including associated rights to purchase Series E Junior Participating Preferred Stock, issuable pursuant to the EOG Resources, Inc. 1992 Stock Plan (As Amended and Restated Effective May 4, 2004) (formerly the Enron Oil & Gas Company 1992 Stock Plan);

2.

Registration Statement on Form S-8, File No. 333-88924, filed with the Commission on May 23, 2002, registering the offer and sale of 250,000 shares of Common Stock, par value $0.01 per share, including associated rights to purchase Series E Junior Participating Preferred Stock, issuable pursuant to the EOG Resources, Inc. 1993 Nonemployee Directors Stock Option Plan (As Amended and Restated Effective May 7, 2002) (formerly the Enron Oil & Gas Company 1993 Nonemployee Directors Stock Option Plan);

3.

Registration Statement on Form S-8, File No. 333-69483, filed with the Commission on December 22, 1998, registering the offer and sale of 6,000,000 shares of Common Stock, par value $0.01 per share, issuable pursuant to the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan;

4.

Registration Statement on Form S-8, File No. 333-31715, filed with the Commission on July 21, 1997, registering the offer and sale of 200,000 shares of Common Stock, par value $0.01 per share, issuable pursuant to the Enron Oil & Gas Company 1993 Nonemployee Directors Stock Option Plan;

5.

Registration Statement on Form S-8, File No. 333-20841, filed with the Commission on January 31, 1997, registering the offer and sale of 4,000,000 shares of Common Stock, par value $0.01 per share, issuable pursuant to the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan;

6.

Registration Statement on Form S-8, File No. 33-62005, filed with the Commission on August 22, 1995, registering the offer and sale of 3,000,000 shares of Common Stock, par value $0.01 per share, issuable pursuant to the Enron Oil & Gas Company 1992 Stock Plan (As Amended and Restated Effective December 14, 1994);

7.

Registration Statement on Form S-8, File No. 33-58103, filed with the Commission on March 15, 1995, registering the offer and sale of 3,000,000 shares of Common Stock, par value $0.01 per share, issuable pursuant to the Amended and Restated Enron Oil & Gas Company 1994 Stock Plan;

8.

Registration Statement on Form S-8, File No. 33-52201, filed with the Commission on February 8, 1994, registering the offer and sale of 1,000,000 shares of Common Stock, no par value per share, issuable pursuant to the Enron Oil & Gas Company 1994 Stock Plan; and

9.

Registration Statement on Form S-8, File No. 33-48358, filed with the Commission on June 4, 1992, registering the offer and sale of 3,000,000 shares of Common Stock, no par value per share, issuable pursuant to the Enron Oil & Gas Company 1992 Stock Plan.

DEREGISTRATION OF UNSOLD SECURITIES

The Registrant has terminated all offerings of its securities under the Prior Registration Statements and is no longer issuing securities pursuant to the above-named plans. In accordance with an undertaking made by the Registrant in the Prior Registration Statements to remove from registration by means of a post-effective amendment any securities registered under the Prior Registration Statements that remain unsold at the termination of the offerings, the Registrant hereby removes from registration by means of this Post-Effective Amendment any securities registered under the Prior Registration Statements that remain unsold as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Prior Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 9, 2024.

EOG RESOURCES, INC.

By:	/s/ Ann D. Janssen
Ann D. Janssen
Executive Vice President and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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